EXHIBIT 99.1

GLOBAL ENTERTAINMENT RESCINDS ACQUISITION OF HANDSFREE ENTERTAINMENT

April 9, 2008

Los Angeles, California

Global Entertainment Holdings, Inc. (“Global”) a publicly traded film production company (OTCBB: GBHL) has rescinded its planned acquisition of HandsFree Entertainment (HandsFree) due to current market conditions. Global and HandsFree had agreed to an exchange of stock to consummate the acquisition last December.

Gary Rasmussen, CEO of Global commented, “The price decline of GBHL stock made the acquisition unattractive for all parties.”

Global Entertainment Holdings is a public company trading on the OTCBB (symbol GBHL).  The Company’s goal is to build a global entertainment organization through internal growth and acquisitions.  Global Entertainment Holdings, through its wholly owned subsidiary, Global Universal Film Group (www.globaluniversal.com), intends to develop and finance a slate of motion pictures utilizing a combination of tax incentives, co-production treaties and pre-sales of selected foreign territories.  Global Universal’s films will be produced as feature-length films, with recognizable star names, for worldwide release.  GBHL, through another wholly owned subsidiary, You’ve Got The Part, Inc. (www.youvegotthepart.com), is capitalizing on the current popularity of Hollywood and reality-based programming.  For further information on the Company or the publicly traded stock, contact Worldwide Financial Solutions: wfsolutions@gmail.com or (765) 780-0915.

This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that are disclosed from time to time in the Company’s reports filed with the SEC. These forward-looking statements contain words such as "expects," "anticipates" and "intends." Important risk factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but not limited to, economic conditions affecting the film industry or the company’s ability to finance its operations; the ability of Global Universal Film Group to achieve its business goals and profitability, as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. The company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in management's expectations, except as required by law.

Contact:

Global Entertainment Holdings, Inc.

888-887-4449

SOURCE: Global Entertainment Holdings, Inc.